As filed with the Securities and Exchange Commission on May 23, 2018

Registration Statement No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FS BANCORP, INC.
(Exact name of registrant as specified in its charter)

Washington	45-4585178
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6920 220th Street SW, Mountlake Terrace, Washington	98043
(Address of principal executive offices)	(Zip code)

FS Bancorp, Inc. 2018 Equity Incentive Plan
(Full title of the plan)

Matthew D. Mullet Chief Financial Officer FS Bancorp, Inc. 6920 220th Street SW Mountlake Terrace, Washington 98043 (425) 771-5299	John F. Breyer, Jr. Breyer & Associates PC 8180 Greensboro Drive Suite 785 McLean, Virginia 22102 (703) 883-1100
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [   ]                                                                                                    Accelerated filer [X]
Non-accelerated filer  [   ]                                                                                                     Smaller reporting company [   ]
Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
[ ]

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.01 par value per share	650,000	(1)	$57.66	(2)	$37,479,000	$4,667
(1) Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the FS Bancorp, Inc. 2018 Equity Incentive Plan as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of the registrant.
(2) Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act of 1933, calculated on the basis of $57.66 per share, the average of the high and low sale prices per share of the registrant's common stock on the Nasdaq Capital Market on May 16, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Banner Corporation 2018 Equity Incentive Plan, as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933.  This document is not being filed with the Commission, but constitutes (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference

The following documents previously or concurrently filed by FS Bancorp, Inc. (the "Registrant") with the Commission are hereby incorporated by reference in this Registration Statement and the prospectus to which this Registration Statement relates (the "Prospectus"):

(a)	the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (File No. 001-35589) filed with the Commission on March 16, 2018;

(b)
all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in Item 3(a) above; and

(c)
the description of the Registrant's common stock, par value $.01 per share, set forth in its Registration Statement on Form 8-A, registering its common stock pursuant to Section 12(b) of the Securities Exchange Act of 1934, filed as of June 28, 2012 and all amendments thereto or reports filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") (excluding any portions of such documents that have been "furnished" and not "filed" for purposes of the Exchange Act) after the filing of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and the Prospectus and to be a part hereof and thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

All information appearing in this Registration Statement is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein by reference.

Item 4.    Description of Securities

Not Applicable

Item 5.    Interests of Named Experts and Counsel

Not Applicable

Item 6.        Indemnification of Directors and Officers

Article XIV of the Registrant's Articles of Incorporation requires indemnification of directors and officers to the fullest extent permitted by the Washington Business Corporation Act ("WBCA").  However, the indemnity does not apply to (1) acts or omissions in connection with a proceeding by or in the right of the Registrant in which the director or officer is finally adjudged liable to the Registrant, (2) conduct finally adjudged to violate the WBCA prohibition against unlawful distributions by the corporation or (3) any transaction with respect to which it was finally adjudged that the director or officer personally received a benefit to which he/she was not legally entitled.

The WBCA provides for indemnification of directors, officers, employees and agents in certain circumstances.  WBCA Section 23B.08.510 provides that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if  (a) the director acted in good faith, (b) the director reasonably believed that the director's conduct was in the best interests of the corporation, or in certain instances, at least not opposed to its best interests and (c) in the case of any criminal proceeding, the director had no reasonable cause to believe the director's conduct was unlawful.  However, a corporation may not indemnify a director under this section (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (b) in connection with any other proceeding charging improper personal benefit to the director in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.  WBCA Section 23B.08.520 provides that unless limited by the articles of incorporation, a corporation must indemnify a director who was wholly successful in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.  WBCA Section 23B.08.540 provides a mechanism for court-ordered indemnification.

WBCA Section 23B.08.570 provides that unless a corporation's articles of incorporation provide otherwise, (1) an officer of the corporation who is not a director is entitled to mandatory indemnification under WBCA Section 23B.08.520, and is entitled to apply for court-ordered indemnification under WBCA Section 23B.08.540, (2) the corporation may indemnify and advance expenses under WBCA Section 23B.08.510 through 23B.08.560 to an officer, employee or agent of the corporation who is not a director to the same extent as to a director and (3) a corporation may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with law, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.  WBCA Section 23B.08.580 provides that a corporation may purchase insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against liability asserted against or incurred by the individual in that capacity, whether or not the corporation would have power to indemnify the individual against the same liability under WBCA Section 23B.08.510 or 23B.08.520.

The Registrant maintains liability insurance for the benefit of its officers and directors.

The above discussion of the Registrant's Articles of Incorporation and the WBCA is not intended to be exhaustive and is qualified in its entirety by such Articles of Incorporation and statutes.

Item 7.    Exemption From Registration Claimed

Not Applicable

Item 8.    Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8:

Exhibit Number	Description of Document

4.1	Articles of Incorporation of the Registrant(1)

4.2	Bylaws of the Registrant(2)

Exhibit Number	Description of Document

5	Opinion of Breyer & Associates PC

10.1	FS Bancorp, Inc. 2018 Equity Incentive Plan(3)

10.2	Form of Incentive Stock Option Award Agreement under the FS Bancorp, Inc. 2018 Equity Incentive Plan

10.3	Form of Non-Qualified Stock Option Award Agreement under the FS Bancorp, Inc. 2018 Equity Incentive Plan

10.4	Form of Restricted Stock Award Agreement under the FS Bancorp, Inc. 2018 Equity Incentive Plan

23.1	Consent of Moss Adams LLP

23.2	Consent of Breyer & Associates PC (contained in its opinion filed as Exhibit 5)

24	Power of attorney (contained in the signature page of the Registration Statement)
_____________
(1)	Incorporated by reference to the Registrant's Registration Statement on Form S-1 (333-177125) filed on October 3, 2011.
(2)	Incorporated by reference to the Registrant's Current Report on Form 8-K filed on July 10, 2013 (File No. 001-35589).
(3)	Incorporated by reference to the Registrant's Definitive Proxy Statement for the Annual Meeting of Shareholders held on May 17, 2018.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2.    That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountlake Terrace, State of Washington, on May 23, 2018.

FS BANCORP, INC.

By:	/s/ Joseph C. Adams
Joseph C. Adams
Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below hereby makes, constitutes and appoints Joseph C. Adams or Matthew D. Mullet as his or her true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

Name	Title	Date

/s/ Joseph C. Adams	Director and Chief Executive Officer	May 17, 2018
Joseph C. Adams	(Principal Executive Officer)

/s/ Matthew D. Mullet	Chief Financial Officer, Treasurer and Secretary	May 23, 2018
Matthew D. Mullet	(Principal Financial and Accounting Officer)

/s/ Ted A. Leech	Chairman of the Board	May 17, 2018
Ted A. Leech

/s/ Margaret R. Piesik	Director	May 17, 2018
Margaret R. Piesik

/s/ Judith A. Cochrane	Director	May 17, 2018
Judith A. Cochrane

/s/ Joseph P. Zavaglia	Director	May 17, 2018
Joseph P. Zavaglia

/s/ Michael J. Mansfield	Director	May 17, 2018
Michael J. Mansfield

/s/ Marina Cofer-Wildsmith	Director	May 17, 2018
Marina Cofer-Wildsmith

/s/ Mark H. Tueffers	Director	May 17, 2018
Mark H. Tueffers

FS BANCORP, INC.

EXHIBIT INDEX

Exhibit Number	Description of Document

5	Opinion of Breyer & Associates PC

10.2	Form of Incentive Stock Option Award Agreement under the FS Bancorp, Inc. 2018 Equity Incentive Plan

10.3	Form of Non-Qualified Stock Option Award Agreement under the FS Bancorp, Inc. 2018 Equity Incentive Plan

10.4	Form of Restricted Stock Award Agreement under the FS Bancorp, Inc. 2018 Equity Incentive Plan

23.1	Consent of Moss Adams LLP

23.2	Consent of Breyer & Associates PC (contained in its opinion filed as Exhibit 5)

24	Power of attorney (contained in the signature page of the Registration Statement)